Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627

TARGET  CORPORATION  FIRST QUARTER

EARNINGS PER SHARE $0.38

MINNEAPOLIS, May 15, 2003 — Target Corporation today reported earnings per share for the first quarter ended May 3, 2003 of 38 cents, compared with 38 cents in the first quarter ended May 4, 2002. All earnings per share figures refer to diluted earnings per share. First quarter net earnings increased 1.3 percent to $349 million, compared with $345 million in 2002.

“In light of our soft sales performance during the quarter, we are pleased with our first quarter results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “To continue to achieve profitable market share growth in this environment, we remain focused on maintaining operational and financial discipline and delivering even greater value to our guests.”

Total revenues in the first quarter increased 7.6 percent to $10.322 billion from $9.594 billion in 2002, driven by a 9.8 percent revenue increase at Target Stores, principally resulting from new store expansion and the growth in our credit card operations. Comparable-store sales for the corporation in the first quarter 2003 declined 0.1 percent. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, pre-tax segment profit increased 2.0 percent to $777 million, compared with $762 million in the first quarter 2002. Pre-tax profit at Target Stores increased $56 million, or 8.2 percent. Pre-tax profit declined at both Mervyn’s and Marshall Field’s by $28 million and $13 million, respectively. (Pre-tax segment profit is earnings before LIFO, interest, other expense and unusual items.)

In the first quarter, the company’s gross margin rate was essentially unchanged from the prior year.  (Gross margin rate represents gross margin as a percentage of sales.) Expense rate, excluding credit card operations, was unfavorable to prior year due to a lack of sales leverage at all three divisions. (Expense rate represents selling, general and administrative expenses as a percentage of sales. It includes buying and occupancy, advertising, start-up and other expense, and excludes depreciation and expenses associated with credit card operations.)

—more —

TARGET CORPORATION

Contribution to segment profit from the company’s credit card operations increased to $151 million in the first quarter from $115 million a year ago. At quarter-end, gross receivables were $5.682 billion, compared with $4.246 billion at the end of first quarter 2002, due to the continued growth in issuance and usage of the Target Visa card. First quarter-end receivables balances were lower than at year-end 2002, reflecting normal seasonality. Despite this sequential quarterly decline in receivables, the provision for bad debt expense exceeded write-offs by $8 million in the quarter as a result of the company’s consistent practice of providing for projected future write-offs as receivables are created.  Results of credit card operations are included in the pre-tax segment profit for each of the company’s three business segments.

Other Factors

Net interest expense for the quarter increased $7 million compared with first quarter 2002 reflecting higher average funded balances, partially offset by the benefit of a lower average portfolio interest rate.

The company’s effective income tax rate was 38.0 percent, compared with 38.0 percent last year.

During the first quarter of 2003, the corporation adopted EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. The adoption of this guidance had no material impact on our net earnings, cash flows or financial position.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “company/Target Corporation/investor information/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 16, 2003. The replay number is (800) 944-6998.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2002 Form 10-K.

Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,494 stores in 47 states.  This included 1,167 Target stores, 265 Mervyn’s stores and 62 Marshall Field’s stores.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended
(Millions, except per share data) (Unaudited)	May 3, 2003	May 4, 2002	% Change
Sales	$9,983	$9,336	6.9%
Net credit revenues	339	258	31.5

Total revenues	10,322	9,594	7.6

Cost of sales	6,764	6,322	7.0
Selling, general and administrative expense	2,326	2,127	9.4
Credit expense	210	165	27.4
Depreciation and amortization	317	289	9.5
Interest expense	142	135	4.8

Earnings before income taxes	563	556	1.3

Provision for income taxes	214	211	1.3

Net earnings	$349	$345	1.3%

Basic earnings per share	$0.38	$0.38	0.9%

Diluted earnings per share	$0.38	$0.38	1.3%

Weighted average common shares outstanding:
Basic	910.3	906.4
Diluted	915.1	914.7

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	May 3, 2003	May 4, 2002

ASSETS
Cash and cash equivalents	$510	$445
Accounts receivable, net	5,275	3,949
Inventory	4,944	4,565
Other	1,321	1,236
Total current assets	12,050	10,195

Property and equipment, net	15,663	13,931
Other	1,517	1,063
Total assets	$29,230	$25,189

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$4,469	$3,685
Current portion of long-term debt and notes payable	713	1,370
Other	1,677	1,796
Total current liabilities	6,859	6,851

Long-term debt	11,118	8,943
Other	1,493	1,201
Shareholders’ investment	9,760	8,194
Total liabilities and shareholders’ investment	$29,230	$25,189

Common shares outstanding	910.8	907.2

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Three Months Ended
(Millions) (Unaudited)	May 3, 2003	May 4, 2002

OPERATING ACTIVITIES
Net earnings	$349	$345
Reconciliation to cash flow:
Depreciation and amortization	317	289
Bad debt provision	130	89
Losses on asset sales	1	16
Other non-cash items affecting earnings	(2)	50
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	160	(207)
Inventory	(184)	(116)
Other current assets	(466)	(316)
Other assets	(88)	(99)
Accounts payable	(215)	(475)
Accrued liabilities	(208)	(117)
Income taxes payable	19	(77)
Cash Flow Required by Operations	(187)	(618)

INVESTING ACTIVITIES
Expenditures for property and equipment	(674)	(697)
Proceeds from disposals of property and equipment	19	4
Other	—	(1)
Cash Flow Required by Investing Activities	(655)	(694)

Net Financing Requirements	(842)	(1,312)

FINANCING ACTIVITIES
Increase in notes payable, net	415	311
Additions to long-term debt	700	1,000
Reductions of long-term debt	(466)	(8)
Dividends paid	(55)	(54)
Other	—	9
Cash Flow Provided by Financing Activities	594	1,258

Net Decrease in Cash and Cash Equivalents	(248)	(54)

Cash and Cash Equivalents at Beginning of Period	758	499
Cash and Cash Equivalents at End of Period	$510	$445

Target Corporation

(Millions, except as indicated)

(Unaudited)

REVENUES and COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.

	Three Months Ended
			% Change
	May 3, 2003	May 4, 2002	Revenues	Comp. Sales
Target	$8,819	$8,029	9.8%	1.1%
Mervyn’s	804	863	(6.8)	(7.3)
Marshall Field’s	590	625	(5.6)	(4.9)
Other	109	77	40.3	n/a
TOTAL	$10,322	$9,594	7.6%	(0.1)%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores				Retail Square Feet			Inventory
	May 3, 2003		May 4, 2002		May 3, 2003	May 4, 2002	%Change	May 3, 2003	May 4, 2002	%Change
Target	1,167	*	1,081	*	143,573	129,837	10.6%	$3,911	$3,483	12.3%
Mervyn’s	265		264		21,519	21,425	0.4	566	545	3.9
Marshall Field’s	62		64		14,439	14,954	(3.4)	336	381	(12.0)
Other	—		—		—	—	—	131	156	(16.0)
TOTAL	1,494		1,409		179,531	166,216	8.0%	$4,944	$4,565	8.3%

*Includes 102 SuperTargets in 2003 and 75 SuperTargets in 2002.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION

Pre-tax segment profit is earnings before LIFO, interest, other expense and unusual items.

	Three Months Ended
	May 3, 2003	May 4, 2002	% Change
Target	$734	$678	8.2%
Mervyns	24	52	(54.4)
Marshall Field’s	19	32	(38.6)
Total pre-tax segment profit	777	762	2.0
Interest expense	(142)	(135)
Other	(72)	(71)
Earnings before income taxes	$563	$556	1.3%

EBITDA

EBITDA is pre-tax segment profit before depreciation and amortization, and is not intended to be a substitute for GAAP reported measures of profitability and cash flow.

	Three Months Ended
	May 3, 2003	May 4, 2002	% Change
Target	$985	$899	9.6%
Mervyn’s	50	81	(38.2)
Marshall Field’s	48	64	(23.7)
Total segment EBITDA	$1,083	$1,044	3.8%
Segment depreciation and amortization	(306)	(282)
Pre-tax segment profit	$777	$762	2.0%

	Three Months Ended		Twelve Months Ended
	May 3, 2003	May 4, 2002	May 3, 2003	May 4, 2002
Pre-tax Segment Profit as a% of Revenues:
Target	8.3%	8.4%	8.3%	8.0%
Mervyn’s	3.0%	6.1%	5.6%	7.2%
Marshall Field’s	3.3%	5.0%	4.6%	5.1%

EBITDA as a% of Revenues:
Target	11.1%	11.2%	10.9%	10.5%
Mervyn’s	6.2%	9.4%	8.7%	10.3%
Marshall Field’s	8.2%	10.2%	9.2%	9.9%

CREDIT CARD CONTRIBUTION

	Three Months Ended
	May 3, 2003	May 4, 2002
Revenues
Finance charges, late fees and other revenues	$320	$244
Merchant fees
Intracompany	22	22
Third-party	19	14
Total revenues	361	280
Expenses
Bad debt	130	89
Operations and marketing	80	76
Total expenses	210	165

Pre-tax credit card contribution	$151	$115

As a percent of total average receivables (annualized)	10.4%	11.1%

QUARTER-END RECEIVABLES

Target
Guest Card	$734	$899
Target Visa	3,751	2,053
Mervyn’s	541	607
Marshall Field’s	656	687
Quarter-end receivables	$5,682	$4,246

Past due:
Accounts with three or more payments past due as a percent of total outstanding receivables.
Target Visa	3.3%	1.6%
Proprietary cards	5.1%	4.9%
Total past due	3.9%	3.3%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance at beginning of period	$399	$261
Bad debt provision	130	89
Net write-offs	(122)	(53)
Allowance at end of period	$407	$297

As a percent of period-end receivables	7.2%	7.0%

SUPPLEMENTAL DATA

Total revenues
Target Visa	$201	$107
Proprietary cards	$160	$173

Total revenues as a percent of average receivables (annualized):
Target Visa	21.5%	23.7%
Proprietary cards	31.5%	29.7%

Net write-offs
Target Visa	$80	$10
Proprietary cards	$42	$43

Net write-offs as a percent of average receivables (annualized):
Target Visa	8.5%	2.2%
Proprietary cards	8.2%	7.3%

Average Receivables
Target Visa	$3,743	$1,808
Proprietary cards	2,032	2,335
Total average receivables	$5,775	$4,143